Exhibit 13

MATERIAL CHANGE REPORT
UNDER
SECTION 146(1)OF THE SECURITIES ACT (ALBERTA)
SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
SECTION 84(1) OF THE SECURITIES ACT (SASKATCHEWAN)
SECTION 73 OF THE SECURITIES ACT (QUEBEC)
SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)
AND SIMILAR PROVISIONS OF OTHER PROVINCIAL LEGISLATION

1.	Reporting Issuer:

The name and address of the reporting issuer is:

Hawker Resources Inc. Suite 500, 340 – 12th Avenue S.W Calgary, Alberta T2R 1L5 (the “Corporation”)

2.	Date of Material Change:

December 5, 2003.

3.	News Release

A press release disclosing the nature and substance of the material change and attached hereto as Appendix “A” was issued on December 5, 2003.

4.	Summary of Material Change:

The Corporation announced the completion of its previously announced private placement of 2,900,000 flow-through common shares at a price of $5.25 per common share for gross proceeds of $15,225,000.

5.	Full Description of Material Change:

Details of the transaction are provided in the press release dated December 5, 2003, a copy of which is attached hereto as Appendix “A”.

6.	Reliance on confidentiality provisions of the Act:

Not applicable.

7.	Omitted Information:

Not applicable.

8.	Senior Officer:

For further information, please contact Mr. Barry R. Herring, Chief Financial Officer at the above mentioned address or at (403) 261-6883.

9.	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to in this report.

DATED at Calgary, Alberta, this 5th day of December, 2003.

Hawker Resources Inc.

Per:	“Barry R. Herring”

Barry R. Herring
Chief Financial Officer

Hawker Resources Inc. Completes Flow-Through Common Share Private Placement

December 5, 2003

CALGARY, ALBERTA

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES. ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

Hawker Resources Completes Private Placement

Hawker Resources Inc. today completed its previously announced “bought deal” private placement of 2,900,000 flow-through common shares (“Flow-Through Shares”) at a price of $5.25, for total gross proceeds of $15,225,000. Hawker now has 28,671,637 equity shares outstanding. The underwriting syndicate was led by Peters & Co. Limited and included Tristone Capital Inc., FirstEnergy Capital Corp. and Griffiths McBurney & Partners.

Net proceeds of the offering will be used to incur Canadian Exploration Expenses under the Income Tax Act (Canada) (the “Qualifying Expenditures”) prior to December 31, 2004 in the aggregate amount of $15,225,000. Hawker shall renounce the Qualifying Expenditures so incurred to the purchasers of the Flow-Through Shares such that $5.25 per Flow-Through Share shall be deductible against the subscribers’ income for the fiscal year ended December 31, 2003. The proceeds of the Flow-Through Share offering will be used to incur Qualifying Expenditures for the continued exploration of Hawker’s oil and natural gas properties prior to December 31, 2004. The proceeds of the private placement may be used to temporarily reduce indebtedness until required for the foregoing purposes.

Hawker is an Alberta-based corporation engaged in the business of exploring for and developing oil and natural gas reserves in western Canada and acquiring oil and natural gas properties. Hawker’s common shares are listed on the Toronto Stock Exchange under the symbol “HKR”.

FOR FURTHER INFORMATION PLEASE CONTACT:

Hawker Resources Inc.

Mr. David A. Tuer, President & CEO
Tel.: (403) 290-4874

Mr. Barry R. Herring, Vice President & CFO
Tel.: (403) 290-4856

ADVISORY: The Toronto Stock Exchange has neither approved nor disapproved of the information contained herein. Certain information regarding the company, including management’s assessment of future plans and operations, may constitute forward-looking statements under applicable securities law and necessarily involve risks associated with oil and gas exploration, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated. The company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contemplated by the forward-looking statements.

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